Exhibit 24

                         POWER OF ATTORNEY



Know all persons by these presents, that Marian R. Sanfilippo, whose signature appears below, hereby constitutes and appoints Michael J. Valentine, Linda Crowley and Herb Marros and each of them, as his true and lawful attorneys-in-fact and agents, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any or all Forms 3, Forms 4 or Forms 5 pursuant to Section 16 of the Securities Exchange Act of 1934 relating to equity Securities (including derivative securities) of John B. Sanfilippo & Son,Inc. (and its successors), and any and all amendments and supplements thereto, and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and their substitutes for the period ending three years from the date hereof, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.




Date:	February 1, 2004	By: s/Marian R. Sanfilippo